FIRST NORTH AMERICAN LIFE ASSURANCE COMPANY
International Corporate Center at Rye
555 Theodore Fremd Avenue, Suite C-209
Rye, NY  10580-9966




June 28, 1994


To whom it may concern,

This opinion is written in reference to the individual deferred variable annuity contracts (the "Contracts") to be issued by First North American Life Assurance Company, a New York corporation (the "Company"), with respect to which a Registration Statement on Form N-4 (the "Registration Statement") is being filed under the Securities Act of 1933, as amended (the"Act").

As counsel to the Company, I have examined such records and documents and reviewed such question of law as I deemed necessary for purposes of this opinion.

1. The Company has been duly incorporated under the laws of the state of New York and is a validly existing corporation.

2. FNAL Variable Account (the "Variable Account") is a separate account of the Company and is duly created and validly existing pursuant to Section 4240 of the New York Insurance Laws, as amended, and to New York Regulation 47.

3. The portion of the assets to be held in the Variable Account equal to the reserves and other liabilities under the Contracts is not chargeable with liabilities arising out of any other business the Company may conduct.

4. The Contracts, when issued in accordance with the prospectus contained in the effective Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ TRACY ANNE KANE

Tracy A. Kane
Secretary and Counsel